UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2011

AMB PROPERTY CORPORATION

AMB PROPERTY, L.P.

(Exact Name of Registrant as Specified in its Charter)

Maryland (AMB Property Corporation) Maryland (AMB Property, L.P.)	001-13545 (AMB Property Corporation) 001-14245 (AMB Property, L.P.)	94-3281941 (AMB Property Corporation) 94-3285362 (AMB Property, L.P.)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pier 1, Bay 1, San Francisco, California 94111

(Address of Principal Executive Offices, including Zip Code)

(415) 394-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.          OTHER EVENTS

On May 3, 2011, AMB Property Corporation (“AMB”) and ProLogis issued a joint press release announcing that AMB’s operating partnership, AMB Property, L.P. (“AMB LP”), had commenced offers to exchange certain outstanding debt issued by ProLogis for new notes to be issued by AMB LP and guaranteed by AMB. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits

Exhibit No.	Description
99.1	Joint Press Release, dated May 3, 2011

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation
(Registrant)

Date: May 3, 2011	By:	/s/ Tamra D. Browne
	Name:	Tamra D. Browne
	Title:	Senior Vice President, General Counsel and Secretary

AMB Property, L.P.
(Registrant)

	By:	AMB Property Corporation,
Its general partner

Date: May 3, 2011	By:	/s/ Tamra D. Browne
	Name:	Tamra D. Browne
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Joint Press Release, dated May 3, 2011